Exhibit 99.1

        United States Steel Corporation
        Public Affairs
        600 Grant Street
        Pittsburgh, PA 15219-2800
        412 433 6870

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        NEWS
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                                                Contacts:  Media
                                                           -----
                                                           John Armstrong
                                                           (412) 433-6792
                                                           Investors/Analysts
                                                           ------------------
                                                           Nick Harper
                                                           (412) 433-1184
FOR IMMEDIATE RELEASE
---------------------

                     UNITED STATES STEEL CORPORATION REPORTS
                    2006 FOURTH QUARTER AND FULL-YEAR RESULTS

                               EARNINGS HIGHLIGHTS

(Dollars in millions except per share data)       4Q 2006      3Q 2006      4Q 2005       2006         2005
---------------------------------------------   ----------   ----------   ----------   ----------   ----------
Net sales                                       $    3,774   $    4,106   $    3,470   $   15,715   $   14,039
                                                ==========   ==========   ==========   ==========   ==========
Segment income from operations
     Flat-rolled Products                       $       31   $      230   $       36   $      600   $      602
     U. S. Steel Europe                                182          219          112          714          502
     Tubular Products                                  144          164          149          631          528
     Other Businesses                                   57           39           16          129           43
                                                ----------   ----------   ----------   ----------   ----------
Total segment income from operations            $      414   $      652   $      313   $    2,074   $    1,675
Retiree benefit expenses                               (53)         (70)         (59)        (243)        (267)
Other items not allocated to segments                  (20)         (21)         (32)         (46)          31
                                                ----------   ----------   ----------   ----------   ----------
Income from operations                          $      341   $      561   $      222   $    1,785   $    1,439
                                                ==========   ==========   ==========   ==========   ==========
Net interest and other financial costs                  25*           7           14           62*         127
                                                ==========   ==========   ==========   ==========   ==========
Income tax provision                                     7          136           90          324          365
                                                ==========   ==========   ==========   ==========   ==========
Net income                                      $      297   $      417   $      109   $    1,374   $      910
                                                ----------   ----------   ----------   ----------   ----------
 - Per basic share                              $     2.51   $     3.44   $     0.94   $    11.88   $     7.87
 - Per diluted share                            $     2.50   $     3.42   $     0.85   $    11.18   $     7.00

----------
* Includes a $32 million pre-tax charge related to the early retirement of debt

        PITTSBURGH, January 29, 2007 - United States Steel Corporation (NYSE: X) reported fourth quarter 2006 net income of $297 million, or $2.50 per diluted share, compared to third quarter 2006 net income of $417 million, or $3.42 per diluted share, and fourth quarter 2005 net income of $109 million, or $0.85 per diluted share.

        For full-year 2006, U. S. Steel reported net income of $1,374 million or $11.18 per diluted share, compared to 2005 net income of $910 million, or $7.00 per diluted share.

        Commenting on results, U. S. Steel Chairman and CEO John P. Surma said, "Our performance in 2006 resulted in another outstanding year, with record sales, operating income and net earnings. During the year, our strong cash flow generation enabled us to reduce our debt by almost $600 million, to repurchase common shares for $442 million, to make voluntary cash contributions of $190 million to our domestic benefit plans, to make significant capital investments and to double our common dividend rate to 20 cents per share. Our safety performance also improved substantially from last year thanks to the continuing efforts of our employees. All in all, 2006 will go down as one of the best years in our long history."

        The company reported fourth quarter 2006 income from operations of $341 million, compared with income from operations of $561 million in the third quarter of 2006 and $222 million in the fourth quarter of 2005. For the year 2006, income from operations was $1,785 million versus income from operations of $1,439 million for the year 2005.

        In the fourth quarter of 2006, net interest and other financial costs included a $32 million pre-tax charge related to the early redemption of most of our 10-3/4% Senior Notes. This item and other items not allocated to segments decreased net income by $33 million or 28 cents per diluted share. Other items not allocated to segments in the third quarter of 2006 reduced net income by $21 million, or 17 cents per diluted share. An income tax charge and other items not allocated to segments reduced fourth quarter 2005 net income by $39 million, or 30 cents per diluted share.

        The annual effective tax rate for 2006 was lower than previously expected and we reduced our fourth quarter income tax provision by $58 million in order to adjust tax expense previously recorded. This adjustment primarily reflected a higher than anticipated percentage of total pre-tax earnings generated by our European operations and the impact of accounting rules on remeasuring the status of our main defined benefit pension plan at year end.

        REPORTABLE SEGMENTS AND OTHER BUSINESSES

        Management believes segment income from operations is a key measure to evaluate ongoing operating results and performance. U. S. Steel's reportable segments and Other Businesses reported segment income from operations of $414 million, or $85 per ton, in the fourth quarter of 2006, compared with $652 million, or $117 per ton, in the third quarter of 2006 and $313 million, or $63 per ton, in the fourth quarter of 2005. Our fourth quarter was significantly better than the fourth quarter last year, but weaker than the earlier 2006 quarters as inventory rebalancing and high import levels reduced domestic demand for steel.

        Segment income from operations for full-year 2006 was $2,074 million, or $96 per ton, compared with $1,675 million, or $85 per ton for 2005.

        Flat-rolled's fourth quarter results were significantly lower than the third quarter as shipment volumes and average realized prices decreased, and production costs increased as operating rates were curtailed to 67 percent of capability. The decrease in fourth quarter 2006 European income from operations compared to the third quarter was mainly due to higher costs, partially offset by higher average realized prices. Fourth quarter Tubular results decreased from the third quarter due mainly to lower shipments resulting from high levels of imports and customer inventories. Results for Other Businesses in the fourth quarter included approximately $25 million related to land sales by our real estate unit.

OUTLOOK

        Commenting on U. S. Steel's outlook, Surma said, "We expect first quarter results to decline from the fourth quarter, but flat-rolled demand is firming and we have restarted several domestic blast furnaces to bring our production in line with improving order rates."

        For Flat-rolled, first quarter 2007 shipments are expected to improve compared to the fourth quarter of 2006, and average realized prices should remain at about the fourth quarter level as contract price improvements offset lower spot prices.

        For U. S. Steel Europe (USSE), first quarter shipments are expected to increase from the fourth quarter, and average realized prices are expected to be slightly lower as the result of increased import product availability on the European market.

        Shipments and average realized prices for the Tubular segment in the first quarter of 2007 are expected to decrease from the fourth quarter as import levels and customer inventories remain high.

        First quarter costs for all of our reportable segments are expected to be in line with the fourth quarter.

        First quarter 2007 results for Other Businesses are expected to be consistent with historical first quarter results, but will decline substantially from the fourth quarter due primarily to normal seasonal effects at our iron ore operations in Minnesota and the non-recurrence of the fourth quarter land sales.

        Capital expenditures for 2007 are expected to total approximately $750 million, reflecting domestic spending of approximately $545 million and European spending of approximately $205 million.

PENSIONS AND OTHER BENEFITS

        At year-end 2006, our defined benefit pension plans were overfunded by $210 million on a projected benefit obligation basis. The combined effects of reversing previously recorded additional minimum liabilities and the adoption of Statement of Financial Accounting Standards No. 158 for pensions and other benefits resulted in a net charge to equity of $186 million in the fourth quarter.

        Total costs for pension plans and other postretirement benefits are expected to be approximately $237 million in 2007, compared to $312 million in 2006.

COMMON STOCK REPURCHASE PROGRAM

        We repurchased over 700,000 shares of U. S. Steel common stock for $46 million during the fourth quarter, bringing total repurchases to 13.1 million shares for $696 million since the repurchase program was originally authorized in July 2005. As of December 31, 2006, 7.7 million shares remained authorized for repurchase under our stock repurchase program.

                                      *****

        This release contains forward-looking statements with respect to market conditions, operating costs, shipments, prices, capital spending and employee benefit costs. Some factors, among others, that could affect market conditions, costs, shipments and prices for both domestic operations and USSE include global product demand, prices and mix; global and company steel production levels; plant operating performance, including the start up of several blast furnaces; the timing and completion of facility projects; natural gas prices, usage and supply disruptions; raw materials availability and prices; changes in environmental, tax and other laws; employee strikes; power outages; and U.S. and global economic performance and political developments. Domestic steel shipments and prices could be affected by import levels and actions taken by the U.S. Government. Economic conditions and political factors in Europe that may affect USSE's results include, but are not limited to, taxation, environmental permitting, nationalization, inflation, currency fluctuations, increased regulation, export quotas, tariffs, and other protectionist measures. Factors that may affect the amount of net periodic benefit costs include, among others, changes to laws affecting benefits, pension fund investment performance, liability changes and interest rates. In accordance with "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, cautionary statements identifying important factors, but not necessarily all factors, that could cause actual results to differ materially from those set forth in the forward-looking statements have been included in the Form 10-K of U. S. Steel for the year ended December 31, 2005, and in subsequent filings for U. S. Steel.

                                      *****

        A Statement of Operations (Unaudited), Cash Flow Statement (Unaudited), Condensed Balance Sheet (Unaudited) and Preliminary Supplemental Statistics (Unaudited) for U. S. Steel are attached.

        The company will conduct a conference call on fourth quarter earnings on Tuesday, January 30, at 2 p.m. EST. To listen to the webcast of the conference call, visit the U. S. Steel web site, www.ussteel.com, and click on the "Investors" button.

        For more information on U. S. Steel, visit our web site at www.ussteel.com.

                                      -oOo-

2007-006

                         UNITED STATES STEEL CORPORATION
                       STATEMENT OF OPERATIONS (Unaudited)
                       -----------------------------------

                                                                                                            Year Ended
                                                                       Quarter Ended                       December 31
                                                          ---------------------------------------   -------------------------
                                                            Dec. 31       Sept. 30      Dec. 31
(Dollars in millions)                                         2006          2006          2005          2006          2005
-------------------------------------------------------   -----------   -----------   -----------   -----------   -----------
NET SALES .............................................   $     3,774   $     4,106   $     3,470   $    15,715   $    14,039

OPERATING EXPENSES (INCOME):
  Cost of sales (excludes items shown below) ..........         3,223         3,308         2,983        12,968        11,643
  Selling, general and administrative expenses ........           146           144           183           604           656
  Depreciation, depletion and amortization ............           102           113            92           441           366
  Income from investees ...............................           (18)          (19)           (2)          (57)          (30)
  Net gains on disposal of assets .....................           (11)            -            (4)          (13)          (21)
  Other income, net ...................................            (9)           (1)           (4)          (13)          (14)
                                                          -----------   -----------   -----------   -----------   -----------
    Total operating expenses ..........................         3,433         3,545         3,248        13,930        12,600
                                                          -----------   -----------   -----------   -----------   -----------
INCOME FROM OPERATIONS ................................           341           561           222         1,785         1,439
Net interest and other financial costs ................            25             7            14            62           127
                                                          -----------   -----------   -----------   -----------   -----------
INCOME BEFORE INCOME TAXES AND MINORITY INTERESTS .....           316           554           208         1,723         1,312
Income tax provision ..................................             7           136            90           324           365
Minority interests ....................................            12             1             9            25            37
                                                          -----------   -----------   -----------   -----------   -----------
NET INCOME ............................................           297           417           109         1,374           910
Dividends on preferred stock ..........................             -             -            (5)           (8)          (18)
                                                          -----------   -----------   -----------   -----------   -----------
NET INCOME APPLICABLE TO COMMON STOCK .................   $       297   $       417   $       104   $     1,366   $       892
                                                          ===========   ===========   ===========   ===========   ===========

COMMON STOCK DATA:
------------------
Net income per share:
      - Basic .........................................   $      2.51   $      3.44   $       .94   $     11.88   $      7.87
      - Diluted .......................................   $      2.50   $      3.42   $       .85   $     11.18   $      7.00

Weighted average shares, in thousands:
      - Basic .........................................       118,343       121,270       111,739       114,918       113,470
      - Diluted .......................................       119,011       121,964       128,151       122,918       129,970

Dividends paid per common share .......................   $       .20   $       .15   $       .10   $       .60   $       .38

                         UNITED STATES STEEL CORPORATION
                         CASH FLOW STATEMENT (Unaudited)
                         -------------------------------

                                                                 Year Ended
                                                                 December 31
                                                          -------------------------
(Dollars in millions)                                         2006          2005
-------------------------------------------------------   -----------   -----------
Cash provided from operating activities:

  Net income ..........................................   $     1,374   $       910
  Depreciation, depletion and amortization ............           441           366
  Pensions and other postretirement benefits ..........          (208)          (86)
  Property tax settlement gain ........................             -           (95)
  Deferred income taxes ...............................            57            43
  Net gains on disposal of assets .....................           (13)          (21)
  Changes in: Current receivables .....................           (90)          165
              Inventories .............................          (109)         (161)
              Current accounts payable and accrued
               expenses ...............................           274            50
  Other operating activities ..........................           (37)           47
                                                          -----------   -----------
    Total .............................................         1,689         1,218
                                                          -----------   -----------
Cash used in investing activities:
  Capital expenditures ................................          (612)         (741)
  Disposal of assets ..................................            23            31
  Other investing activities ..........................            (4)            2
                                                          -----------   -----------
    Total .............................................          (593)         (708)
                                                          -----------   -----------
Cash used in financing activities:
  Borrowings and repayments of debt, net ..............          (607)          221
  Common stock issued .................................            34            28
  Common stock repurchased ............................          (442)         (254)
  Dividends paid ......................................           (78)          (60)
  Change in bank checks outstanding ...................           (49)           37
  Other financing activities ..........................           (13)          (33)
                                                          -----------   -----------
    Total .............................................        (1,155)          (61)
                                                          -----------   -----------
Effect of exchange rate changes on cash ...............             2            (7)
                                                          -----------   -----------
Total net cash flow ...................................           (57)          442
Cash at beginning of the year .........................         1,479         1,037
                                                          -----------   -----------
Cash at end of the period .............................   $     1,422   $     1,479
                                                          ===========   ===========

                         UNITED STATES STEEL CORPORATION
                       CONDENSED BALANCE SHEET (Unaudited)
                      ------------------------------------

                                                               Dec. 31    Dec. 31
(Dollars in millions)                                            2006       2005
------------------------------------------------------------   --------   --------
Cash and cash equivalents ..................................   $  1,422   $  1,479
Receivables, net ...........................................      1,799      1,609
Inventory ..................................................      1,604      1,466
Other current assets .......................................        371        288
Property, plant and equipment - net ........................      4,413      4,015
Investments and long-term receivables, net .................        336        292
Pension asset ..............................................        330          -
Intangible pension asset ...................................          -        251
Other assets ...............................................        311        422
                                                               --------   --------
Total assets ...............................................   $ 10,586   $  9,822
                                                               ========   ========
Accounts payable ...........................................      1,314      1,256
Payroll and benefits payable ...............................      1,028        912
Short-term debt and current maturities of long-term debt ...         82        249
Other current liabilities ..................................        280        332
Long-term debt .............................................        943      1,363
Employee benefits ..........................................      2,174      2,008
Other long-term liabilities ................................        362        346
Minority interests .........................................         38         32
Stockholders' equity .......................................      4,365      3,324
                                                               --------   --------
Total liabilities and stockholders' equity .................   $ 10,586   $  9,822
                                                               ========   ========

                         UNITED STATES STEEL CORPORATION
                 PRELIMINARY SUPPLEMENTAL STATISTICS (Unaudited)
                 -----------------------------------------------

                                                                                    Year Ended
                                                    Quarter Ended                   December 31
                                           --------------------------------    --------------------
                                           Dec. 31     Sept. 30    Dec. 31
(Dollars in millions)                        2006        2006        2005        2006         2005
----------------------------------------   --------    --------    --------    --------    --------
INCOME (LOSS) FROM OPERATIONS
Flat-rolled Products ...................   $     31    $    230    $     36    $    600    $    602
U. S. Steel Europe .....................        182         219         112         714         502
Tubular Products .......................        144         164         149         631         528
Other Businesses .......................         57          39          16         129          43
                                           --------    --------    --------    --------    --------
Segment Income from Operations .........        414         652         313       2,074       1,675
Retiree benefit expenses(a) ............        (53)        (70)        (59)       (243)       (267)
Other items not allocated to segments:
    Out of period adjustments(b) .......        (15)          -           -         (15)          -
    Workforce reduction charges ........          -         (21)        (11)        (21)        (20)
    Loss from sale of certain assets ...         (5)          -           -          (5)          -
    Asset impairment loss ..............          -           -           -          (5)          -
    Environmental remediation charge ...          -           -         (20)          -         (20)
    Stock appreciation rights ..........          -           -          (1)          -           1
    Property tax settlement gain .......          -           -           -           -          70
                                           --------    --------    --------    --------    --------
       Total Income from Operations ....   $    341    $    561    $    222    $  1,785    $  1,439

CAPITAL EXPENDITURES
Flat-rolled Products ...................   $    127    $     46    $    157    $    274    $    377
U. S. Steel Europe .....................         49          67          74         211         249
Tubular Products .......................          2           1           1           4           5
Other Businesses .......................         37          32          36         123         110
                                           --------    --------    --------    --------    --------
    Total ..............................   $    215    $    146    $    268    $    612    $    741

(a) Includes certain profit-based expenses for U. S. Steel retirees and National retirees pursuant to provisions of the 2003 labor agreement with the United Steelworkers of America.

(b) In the process of evaluating the potential effects of adopting SEC Staff Accounting Bulletin No. 108 (SAB 108), we identified items from prior years that required an adjustment. These were not material and we did not use the cumulative adjustment alternative.

                         UNITED STATES STEEL CORPORATION
                 PRELIMINARY SUPPLEMENTAL STATISTICS (Unaudited)
                 -----------------------------------------------

                                                                                    Year Ended
                                                     Quarter Ended                  December 31
                                           --------------------------------    --------------------
                                           Dec. 31     Sept. 30    Dec. 31
(Dollars in millions)                        2006        2006        2005        2006        2005
----------------------------------------   --------    --------    --------    --------    --------
OPERATING STATISTICS
   Average realized price: ($/net ton)
       Flat-rolled Products(a) .........   $    648    $    651    $    597    $    634    $    617
       U. S. Steel Europe ..............        665         640         550         608         610
       Tubular Products ................      1,523       1,491       1,456       1,499       1,326
   Steel Shipments:(a)(b)
       Flat-rolled Products ............      3,078       3,695       3,346      14,180      13,296
       U. S. Steel Europe ..............      1,549       1,552       1,359       6,261       5,211
       Tubular Products ................        271         303         292       1,191       1,156
                                           --------    --------    --------    --------    --------
           Total Steel Shipments .......      4,898       5,550       4,997      21,632      19,663
   Raw Steel-Production:(b)
       Domestic Facilities .............      3,270       4,359       3,929      16,355      15,343
       U. S. Steel Europe ..............      1,772       1,734       1,649       7,062       5,883
   Raw Steel-Capability Utilization:(c)
       Domestic Facilities .............       66.9%       89.1%       80.3%       84.3%       79.1%
       U. S. Steel Europe ..............       94.7%       92.7%       88.2%       95.4%       79.5%
   Domestic iron ore production(b) .....      5,144       5,953       5,352      22,063      22,282
   Domestic coke production(b) .........      1,393       1,446       1,485       5,814       6,092

(a)  Excludes intersegment transfers.
(b)  Thousands of net tons.
(c) Based on annual raw steel production capability of 19.4 million net tons for domestic facilities and 7.4 million net tons for U. S. Steel Europe.